Explanation of Responses

(1)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Insight Holdings”).  Insight Holdings is the sole shareholder of Insight Venture Associates VII, Ltd. (“IVA Ltd”), which in turn is the general partner of Insight Venture Associates VII, L.P. (“IVP LP”), which in turn is the general partner of each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VII, L.P. (collectively, the “Insight VII Funds”, and together with Insight Holdings, IVA Ltd and IVP LP, the “Insight Entities”).  The Insight VII Entities collectively own the 2,197,065 shares of common stock of the issuer reported as indirectly owned by the reporting person.

(2)
All shares of common stock of the issuer indicated as indirectly owned by the reporting person are included herein because the reporting person shares voting and dispositive control of the shares held of record by the Insight VII Entities as a member of the board of managers of Insight Holdings and has an indirect pecuniary interest in the shares of the issuer held of record by the Insight VII Entities. The reporting person disclaims beneficial ownership of all shares of common stock of the issuer attributable to the Insight Entities except to the extent of his pecuniary interest therein.

(3)
On August 19, 2015, the Insight VII Funds distributed on aggregate of 1,250,000 shares of Common Stock of the issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Distribution”).  In connection with the Distribution, Jeffrey Lieberman acquired direct ownership of 2,390 shares of common stock of the issuer.  Mr. Lieberman did not furnish any consideration in exchange for the shares of common stock received in connection with the Distribution.

(4)
In connection with the Distribution, IVP LP acquired direct ownership of and retained 146,850 shares.  IVP LP and the respective partners of the Insight VII Funds did not furnish any consideration in exchange for shares received in connection with the Distribution.